Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

"VHGI HOLDINGS, INC.", A DELAWARE CORPORATION,

WITH AND INTO "VIRTUALHEALTH TECHNOLOGIES, INC." UNDER THE NAME OF "VHGI HOLDINGS, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE TWENTY-THIRD DAY OF MARCH, A.D. 2010, AT 6:50 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE AND KENT COUNTY RECORDER OF DEEDS.

2153848 8100M

100309705

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 7889077

DATE: 03-24-10